FORM 3



                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person(1)


     DYDX CONSULTING LLC
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   (Last)                            (First)              (Middle)

     221 N. LASALLE STREET, SUITE 3900
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                                    (Street)

     CHICAGO                         ILLINOIS               60601
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     5/29/01
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     ELECTRIC CITY CORP. (ECCC)
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5.   Relationship of Reporting Person to Issuer
               (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [ ]  Form Filed by One Reporting Person

     [X]  Form Filed by More Than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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


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  COMMON STOCK, $0.0001 PAR VALUE        3,017,499                   D/I                 (1)
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
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FORM 3 (CONTINUED)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Securities                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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                                                    COMMON STOCK, $0.0001
COMMON STOCK OPTION     CURRENTLY   6/24/08         PAR VALUE              1,000,000        $1.10          D/I            (1)
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Explanation of Responses:

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(1) THE RECORD HOLDER OF THE SHARES AND OPTIONS OF ELECTRIC CITY CORP. COMMON STOCK TO WHICH THIS FORM 3 RELATES IS DYDX CONSULTING
    LLC, A DELAWARE LIMITED LIABILITY COMPANY.  AS OF MAY 29, 2001, DYDX CONSULTING LLC TERMINATED ITS INTEREST IN NCVC, L.L.C.,
    A DELAWARE LIMITED LIABILITY COMPANY AND HAS RECEIVED ITS ALLOCABLE SHARE OF THE SHARES OF ELECTRIC CITY CORP. COMMON STOCK
    PREVIOUSLY HELD BY NCVC, L.L.C.  BECAUSE NIKOLAS KONSTANT HAS SOLE MANAGEMENT AND MEMBERSHIP INTEREST IN DYDX CONSULTING LLC,
    HE INDIRECTLY HOLDS THE SHARES AND OPTIONS THAT ARE DIRECTLY HELD BY DYDX CONSULTING LLC.

        DYDX CONSULTING LLC
    /s/ NIKOLAS KONSTANT                                      June 5, 2001
---------------------------------------------            -----------------------
     ** Signature of Reporting Person                             Date
        Nikolas Konstant
        Manager

  (1)Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of informations contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                           (Print or Type Responses)
                                                                          Page 2
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JOINT FILER INFORMATION


Names and Addresses of Joint Filers:       DYDX Consulting LLC
                                           221 N. LaSalle Street
                                           Suite 3900
                                           Chicago, Illinois  60601

                                           Nikolas Konstant
                                           132 East Delaware
                                           Unit #5603
                                           Chicago, Illinois  60611

Designated Filer:                          DYDX Consulting LLC

Issuer Name and Trading Symbol:            Electric City Corp. (ECCC)

Date of Event Requiring Statement
(Month/Day/Year):                          May 29, 2001


Signatures:       DYDX CONSULTING LLC


                  By: /s/ NIKOLAS KONSTANT
                  --------------------
                  Nikolas Konstant
                  Manager




                  /s/ NIKOLAS KONSTANT
                  --------------------
                  NIKOLAS KONSTANT